NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES SECOND QUARTER RESULTS

NEW YORK, NEW YORK (July 18, 2006) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2006 second quarter operating loss of ($343,000) on total revenue of $24,593,000, as compared to operating profit of $735,000 on total revenue of $20,707,000 for the 2005 second quarter. For the 2006 six month period, Griffin reported an operating loss of ($2,385,000) on total revenue of $28,282,000, as compared to an operating loss of ($1,109,000) on total revenue of $24,036,000 for the 2005 six month period.  The lower operating results in the 2006 second quarter and six month period reflect lower results at both Griffin Land, Griffin’s Connecticut and Massachusetts based real estate division, and Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business.

Griffin reported a 2006 second quarter net loss of ($333,000) and a basic and diluted net loss per share of ($0.07) as compared to 2005 second quarter net income of $374,000 and basic and diluted net income per share of $0.08 and $0.07, respectively. For the 2006 six month period, Griffin reported a net loss of ($1,835,000) and a basic and diluted net loss per share of ($0.36) as compared to a net loss of ($1,067,000) and a basic and diluted net loss per share of ($0.21) for the 2005 six month period.

The lower operating results at Griffin Land principally reflect the lack of property sales closed in the 2006 second quarter and six month period. Griffin Land’s operating results in the 2005 second quarter and six month period included gains from property sales of $587,000 and $576,000, respectively. Although Griffin Land did not complete any property sales in the first half of this year, the previously announced sale to Walgreen Co. of 130 acres of undeveloped land in the New England Tradeport (“Tradeport”), Griffin Land’s 600 acre industrial park located in Windsor and East Granby, Connecticut, for cash proceeds of $13 million, before transaction expenses, closed on June 9, 2006. Griffin will report a substantial gain from this transaction in the 2006 third quarter. Results of Griffin Land’s leasing operations were essentially unchanged in the 2006 second quarter as compared to the 2005 second quarter and lower in the 2006 six month period as compared to the 2005 six month period. Increased rental revenue in the current year from two new industrial buildings in Tradeport that were completed subsequent to the 2005 second quarter, and are approximately 50% leased, was offset by higher building operating expenses and higher depreciation expense related to the two new industrial buildings and the effect of leases terminated this year before their scheduled expiration due to a tenant’s bankruptcy filing. Subsequent to the end of the 2006 second quarter, Griffin Land has leased or has received verbal commitments from prospective lessees for most of the remaining vacant space in the two new industrial buildings and approximately 30,000 square feet in Griffin Center South that had been vacant. The newly leased spaces are expected to be occupied starting in the late third or early fourth quarter of this year.

At Imperial, net sales for the 2006 second quarter and six month period increased approximately 26% over the comparable 2005 periods. The sales increase at Imperial reduced inventories, particularly at Imperial’s northern Florida farm, where the prior year sales weakness had caused a buildup of inventories. However, Imperial’s lower operating results reflect lower gross margins on sales, which more than offset the effect of the net sales increase. The decrease in margins reflected higher cost of sales, including higher delivery costs that were not passed on to customers, and slightly lower pricing. Higher delivery costs, which principally affected Imperial’s northern Florida farm, may depress sales in the second half of this year as customers may seek to source product closer to their locations to avoid freight charges.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Second Quarter Ended,				Six Months Ended,
	June 3, 2006		May 28, 2005		June 3, 2006		May 28, 2005
Revenue
Landscape nursery net sales	$21,687		$17,174		$22,362		$17,638
Rental revenue and property sales	2,906		3,533		5,920		6,398
Total revenue	24,593		20,707		28,282		24,036

Operating profit (loss):
Landscape nursery business	551		1,026		(414)		13
Real estate business	97	(1)	685	(1)	(164)	(1)	637	(1)
General corporate expense	(991)		(976)		(1,807)		(1,759)
Total operating (loss) profit	(343)		735		(2,385)		(1,109)

Interest expense, net of income from interest, dividends, gains on short-term investments and other investment income	(173)		(168)		(540)		(518)
(Loss) income before taxes	(516)		567		(2,925)		(1,627)

Income tax (benefit) provision	(183)		193		(1,090)		(560)

Net (loss) income	$(333)		$374		$(1,835)		$(1,067)

Basic net (loss) income per common share	$(0.07)		$0.08		$(0.36)		$(0.21)

Diluted net (loss) income per common share	$(0.07)		$0.07		$(0.36)		$(0.21)

Weighted average common shares outstanding
for computation of basic per share results	5,097		4,970		5,058		4,965

Weighted average common shares outstanding
for computation of diluted per share results	5,097		5,171		5,058		4,965

(1) Includes depreciation and amortization expense, principally related to real estate properties, of $1.0 million and $ 0.8 million in the 2006 and 2005 second quarters, respectively, and $2.1 million and $1.6 million in the 2006 and 2005 six month periods, respectively.